FOR IMMEDIATE RELEASE

February 25, 2016

PCS Edventures announces $156K STEM Order

More STEM Enrichment Program Sales from PCSV

Boise, Idaho, February 25th— PCS Edventures!.com, Inc., (PCSV) a leading provider of K-12 Science, Technology, Engineering and Mathematics (STEM) programs, today announced the receipt of a purchase order for $156,420 for PCS enrichment program materials.

The purchase order is the second order this month from a single corporate partner who PCS designs programs for on an annual basis. The order, received on February 22nd, included popular PCS Edventures STEM titles including Mars Camp, Sports Science, the Science of Superpowers, and other engaging approaches to teaching STEM topics such as oceanography, CAD, robotics, agricultural science, and much more. These packages will be distributed to a number of schools in multiple states for their summer adventure and enrichment programs for K-12 students.

Robert Grover, PCS EVP, said, “Over the past few years PCS Edventures! has created infrastructure and laid groundwork with sales partners that is now coming to fruition in the form of revenues evidenced by this order. We have our eyes on scaling our brand and our unique approach to STEM education through multiple methods and channels including large scale distribution partners, our high-tech EdventuresLab program, and thrilling products ranging from robotics controllers to 100MPH racing drones. The entire company is energized and excited about the future.”

PCS development and fulfillment personnel are working to add this new order to the fulfillment queue for March orders. Operations personnel are actively reviewing PCS program logistics and reviewing sites for an expanded facility to manage fulfillment and production requirements for PCS Edventures STEM programs and Thrust UAV drone projects.

About PCS Edventures!

PCS Edventures!.com, Inc. (OTCQB: PCSV) is a Boise, Idaho company that designs and delivers technology-rich products and services for the K-12 market that develop 21st century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, Arts, and Math (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEAM products is available at http://www.edventures.com.

_ _

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, actual results could differ materially from such statements.

Contact

Investor Contact: Robert Grover 1.800.429.3110, robert@edventures.com

Investor Relations Web Site: pcsv.global

# # #